Exhibit 19.1

ODYSIGHT.AI INC.

INSIDER TRADING POLICY

This Insider Trading Policy (the “Policy”) sets forth the policy for directors, officers and other employees of Odysight.ai Inc. (the “Company”) with respect to transactions in the Company’s securities.

Applicability of Policy

This Policy applies to all transactions in the Company’s currently outstanding securities (including common stock, warrants to purchase common stock or options to purchase common stock) and any securities the Company may issue from time to time, such as preferred stock, restricted stock, restricted stock units convertible debentures and other derivative securities relating to the Company’s shares, whether or not issued by the Company, such as exchange-traded options. It applies to all directors, officers and other employees of the Company who receive or have access to Material Nonpublic Information (as defined below) concerning the Company and such other persons, such as contractors or consultants who receive or have access to Material Nonpublic Information and who are designated by the Chief Financial Officer as insiders under this Policy. This group of people, members of their immediate families, members of their households and corporations under their control are sometimes referred to in this Policy as “Insiders.”

General Policy

It is against Company policy for any employee, officer or director to make an unauthorized disclosure of any nonpublic information acquired in the workplace or as a result of their position with the Company. It is also against Company policy for any employee, officer or director to misuse Material Nonpublic Information in securities trading. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information to the public immediately upon its release. You may not, therefore, disclose information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. You also may not discuss the Company or its business in an internet “chat room”, social media or other types of public forums where the Company or Company securities are a topic.

Specific Policies

1. Trading on Material Nonpublic Information

It is illegal and against Company policy for any Insider to trade in the securities of the Company while he or she possesses Material Nonpublic Information about the Company.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the Policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

2. Short Sales

No Insider shall engage in a short sale of the Company’s securities. A short sale is in general a sale of securities not owned by the seller. Transactions in certain put and call options for the Company’s securities may in some instances constitute a short sale. Short sales may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance.

3. Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s securities and therefore may create the appearance that the Insider is trading based on inside information. Transactions in options also may focus the director’s, officer’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, by any employee, officer or director are prohibited by this Policy (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions”).

4. Standing Orders

Standing orders should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase securities at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of Material Nonpublic Information may result in unlawful insider trading. Transactions pursuant to a plan adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), discussed below, may be excepted from this prohibition against standing orders.

5. Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her share holdings, often in exchange for all or part of the potential for upside appreciation in the shares. These transactions allow the Insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Insider may no longer have the same objectives as the Company’s other shareholders. Therefore Insiders are prohibited from engaging in such transactions.

6. Margin Accounts and Pledges

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin or foreclosure sale that occurs when the pledgor is aware of Material Nonpublic Information may, under some circumstances, result in unlawful insider trading, Insiders are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

7. Tipping

No Insider shall disclose (commonly known as a “tip”) Material Nonpublic Information to any other person (including family members) where such information may be used, or there is a reasonable basis to believe that such information may be used, by such person to his or her profit by trading (buying or selling) in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.

8. Confidentiality of Nonpublic Information

Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. In the event any Insider receives any inquiry for information from outside the Company, such as from a stock analyst or investor, the inquiry should be referred to the Company’s Chief Executive Officer or any designee of the Chief Executive Officer who is responsible for coordinating and overseeing the release of such information to the investing public, analysts and others in compliance with applicable laws and regulations.

2

9. Post-Termination Transactions

The Policy continues to apply to your transactions in Company securities even after you have terminated employment or other service to the Company. If you are in possession of Material Nonpublic Information when your employment or other service to the Company terminates, you may not trade in Company securities until that information has become public or is no longer material.

Potential Criminal and Civil Liability and/or Disciplinary Action

1. Liability for Insider Trading

The purchase or sale of Company Securities while in possession of Material Nonpublic Information concerning the Company is prohibited by federal and state laws as well as the laws of foreign jurisdictions. Insider trading violations are pursued vigorously by the Securities and Exchange Commission (“SEC”), U.S. attorneys and state and foreign enforcement authorities. Punishment for insider trading violations is severe and could include significant fines and imprisonment.

2. Liability for Tipping

Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The SEC has imposed severe penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading and illegal tipping.

3. Possible Disciplinary Actions

The Company may also impose sanctions for failure to comply with this Policy, including dismissal for cause, whether or not your failure to comply with this Policy results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

Trading Guidelines and Requirements

Covered Persons are the individuals described below (collectively, “Covered Persons”):

●	Current directors of the Company and its affiliates.

●	“Executive officers” of the Company as described in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and all individuals designated as “officers” of the Company for purposes of Section 16 under the Exchange Act (“Section 16 Officers”).

●	All employees in the accounting, finance, investor relations, and law departments of the Company and its affiliates.

●	Immediate family members and household members of each of the foregoing groups.

The Chief Financial Officer may designate additional “Covered Persons” from time to time, as required.

Because Covered Persons are exposed to a wider range of Material Nonpublic Information than their colleagues (e.g., information regarding quarterly results, strategic transactions or the like), this Policy includes additional restrictions on transactions by such persons.

3

1. Blackout Periods

All Covered Persons must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods. Quarterly blackout periods begin seven calendar days prior to the end of each fiscal quarter and end upon completion of one full trading day following the date of public disclosure of the financial results for that fiscal quarter. This period is a particularly sensitive time for transactions involving the Company’s securities from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to Material Nonpublic Information relevant to the expected financial results for the quarter.

The term “trading day” means a day on which national stock exchanges and Nasdaq are open for trading. A “full” trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed.

The aforementioned period of time is referred to as a “blackout” period (“Blackout Period”).

It is understood that even outside of Blackout Periods, the Company may also prohibit all or certain Covered Persons from trading securities of the Company because of material developments known to the Company and not yet disclosed to the public. Accordingly, upon receipt of written notice by email or otherwise from the Chief Financial Officer, all such directors, officers and other designated employees or consultants of the Company may not engage in any transaction involving the purchase or sale of the Company’s securities and may not disclose to any others the fact of such suspension of trading. The Company hereby agrees to permit trading in the Company’s securities at the end of the completion of one full trading day after the date of public disclosure of the material development, or at such time as it is determined that the development is no longer material, so long as such next trading day is not in a Blackout Period. The Chief Financial Officer will notify such designated Covered Persons as soon as possible of such disclosure or such determination.

It should be noted, however, that even outside of a Blackout Period, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions, except for those exceptions listed below, in the Company’s securities until such information has been known publicly for at least one full trading day. Trading in the Company’s securities outside of a Blackout Period should not be considered a “safe harbor,” and all Insiders should use good judgment at all times and pre-clear all trades in accordance with the following paragraph.

2. Pre-Clearance of Trades

The Company has determined that all Covered Persons must refrain from trading in the Company’s securities without first complying with the Company’s “pre-clearance” process, even if there is not a Blackout Period. Each such person should contact the Chief Financial Officer prior to commencing any trade in the Company’s securities. The Chief Financial Officer will consult as necessary with senior management of the Company before clearing any proposed trade.

3. Short Swing Trading and Control Stock.

Section 16 Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended).

Individual Responsibility

Every Insider has the individual responsibility to comply with this Policy against insider trading. An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

4

As part of your individual responsibility, you should take every practicable step to preserve the confidentiality of information. For example:

(a) Don’t discuss material information in elevators, hallways, restaurants, airplanes, taxicabs or any place where you can be overheard;

(b) Don’t gossip about confidential information;

(c) Don’t read confidential documents in public places or discard them where they can be retrieved by others;

(d) Don’t carry confidential documents in elevators, hallways, etc. in an exposed manner;

(e) Beware of the carrying quality of conversations conducted on speaker telephones in offices, and the potential for eavesdropping on conversations conducted on car or airplane telephones, on marine radios etc;

(f) Don’t leave confidential documents in unattended conference rooms; don’t leave confidential documents behind when the conference is over;

(g) Cover confidential documents on you desk before you leave your room; don’t leave confidential papers lying where visitors can see them;

(h) Be careful when giving out the whereabouts of personnel not in the office or revealing the presence of specific visitors to the office. The mere fact of a meeting or the destination of a trip may reveal something confidential; and

(i) Under no circumstances are employees to provide confidential Company documents to third parties, without express consent of the supervisor. This includes, but is not limited to, any confidential Company documents relating to customers, competitors or suppliers of the Company.

Obviously, a list such as this can only be suggestive. It is the responsibility of each employee to take whatever practicable steps are appropriate to preserve the confidentiality of information.

Applicability of Policy to Inside Information Regarding Other Companies

This Policy also applies to Material Nonpublic Information relating to other companies with which the Company conducts business, including vendors, customers and other business partners including those involved in potential business combinations (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. All directors, officers and employees should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related directly to the Company. Similarly, you must not discuss Material Nonpublic Information relating to the Company’s business partners in an internet “chat room” or social media or other types of public forums where such business partners are a topic.

Definition of “Material Nonpublic Information”

It is not possible to define all categories of material nonpublic information. Information should be considered Material Nonpublic Information under the Policy if it meets the following requirements. First, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company’s securities or if disclosed it might significantly impact the market price of the Company’s securities.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

(a)	Financial results;
(b)	Known but unannounced future earnings or losses;

5

(c)	Projections of future earnings or losses, or other earnings guidance or targets;
(d)	Earnings that are inconsistent with the consensus expectations of the investment community;
(e)	Execution or termination of significant contracts with business partners;
(f)	News of a pending or proposed merger or other acquisition;
(g)	News of the disposition, construction or acquisition of significant assets;
(h)	Impending bankruptcy or financial liquidity problems;
(i)	Significant developments involving corporate relationships;
(j)	Changes in dividend policy;
(k)	New application announcements or policies of a significant nature;
(l)	Stock splits;
(m)	New equity or debt offerings;
(n)	Positive or negative developments in outstanding litigation;
(o)	Significant litigation exposure due to actual or threatened litigation; and
(p)	Changes in senior management, the Company’s auditors or the Board of Directors.

Either positive or negative information may be material.

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

Certain Exceptions

1. Stock Option Exercises

The Company’s Policy does not apply to the exercise of a stock option under a Company equity incentive plan if the shares acquired upon exercise are held rather than sold into the public market, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The Policy does apply, however, to any sale of shares as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

2. Restricted Share Awards

The Company’s Policy does not apply to the vesting of restricted shares or of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. This Policy does apply, however, to any market sale of restricted stock, including sales to satisfy tax obligations related to the vesting of the restricted stock.

3. Other Transactions with the Company

The Company’s Policy does not apply to any other purchase of Company securities from the Company or sales of Company securities to the Company.

4. Gifts

Bona fide gifts of the Company’s securities generally will be exempt from this Policy. However, all such gifts by Covered Persons must be pre-cleared by the Chief Financial Officer if a Blackout Period is in effect at the time of the gift. The Chief Financial Officer may prohibit any gift that is subject to pre-clearance in his or her sole discretion.

6

5. Blind Trusts and Pre-Arranged Trading Programs

The Blackout Period trading and pre-clearance restrictions of this Policy do not apply to transactions by Covered Persons under a pre-existing written plan, contract, instruction or arrangement under Rule 10b5-1 of the Exchange Act (“Approved 10b5-1 Plan”) that: (i) complies with the requirements and conditions of Rule 10b5-1(c) (including the required “cooling-off period”); (ii) has been reviewed and approved by the Chief Financial Officer prior to the establishment of the Rule 10b5-1 plan (or, if an Approved 10b5-1 Plan is to be revised or amended, such revision or amendment has been reviewed and approved by the Chief Financial prior to entering into any such revision or amendment); (iii) was adopted in good faith by the Covered Person outside a Blackout Period and at a time when he or she was not in possession of Material Nonpublic Information about the Company; and (iv) gives a third party the authority to execute such purchases and sales, outside the control of the applicable officer, director or employee, provided such third party does not possess any Material Nonpublic Information about the Company, or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) for determining such information.

With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on your behalf should be instructed to send duplicate confirmations of all such transactions to the Company’s Chief Financial Officer.

No approval by the Chief Financial Officer shall be considered as evidence of the Chief Financial Officer’s or the Company’s determination that the Rule 10b5-1 plan satisfies the requirements of Rule 10b5-1. It shall be the sole responsibility of the person establishing the Rule 10b5-1 plan to ensure that such plan complies with the requirements of Rule 10b5-1. The Company reserves the right to bar any transactions in Company securities, including transactions pursuant to arrangements previously approved, if the Chief Financial Officer determines that such a bar is in the best interests of the Company.

Grant of Certain Awards

The Board of Directors or any committee thereof shall consider the Company’s possession of Material Nonpublic Information in connection with the timing of each grant of equity under the Company’s equity incentive plans and determine whether a grant of equity should be delayed or otherwise modified due to the possession of such information.

Inquiries

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Chief Financial Officer. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual director, officer or other employee.

Certifications

All directors, officers and employees must certify their understanding of, and intent to comply with, this

Policy by signing the certification attached hereto as Attachment 1.

7

ATTACHMENT 1

CERTIFICATIONS

I certify that:

1. I have read and understand the Company’s Insider Trading Policy (the “Policy”). I understand that the Chief Financial Officer is available to answer any questions I have regarding the Policy.

2. Since the date this Policy became effective, or such shorter period of time that I have been a director, officer or other employee of the Company, I have complied with the Policy.

3. I will continue to comply with the Policy for as long as I am subject to the Policy.

Signature:

Date:

Print Name: